Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related prospectus of Nortek, Inc. for the registration of $235,000,000 aggregate principal amount 8.5% Senior Notes due 2021 and to the incorporation by reference therein of our report dated June 7, 2013, with respect to the consolidated financial statements of 2GIG Technologies, Inc. and Subsidiary included in the Nortek, Inc. Current Report (Form 8-K/A), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

June 7, 2013